Exhibit 99.1

Vertical Computer Systems’ Subsidiary, Priority Time Systems, Inc. Unveiled Its Time and Attendance Suite (PTS) at NOW Solutions User Conference in San Francisco

Richardson, TX, November 18, 2011 /PRNewswire/- Vertical Computer Systems, Inc. (OTCBB: VCSY) announced today that its subsidiary Priority Time Systems, Inc. has released PTS, its time and attendance product suite.

This product was unveiled at the NOW Solutions User Conference in San Francisco during the week of November 7, 2011 to NOW Solutions clients, who represent various industries, including healthcare, manufacturing, banking, education, national defense and the public sector.

“We are very pleased with the initial response from our NOW Solutions Human Resources and Payroll customers,” said Richard Wade, President and CEO of VCSY. “The PTS offering will be sold as a best-of-breed solution, working seamlessly with other HR and payroll solutions and as an add-on to our NOW Solutions’ emPath™ payroll and human resource software.”

Forward looking statements disclosure: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. When used in this release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company’s objectives, plans or goals are forward-looking statements. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

About Vertical Computer Systems, Inc.

Vertical Computer Systems, Inc. (OTCBB: VCSY) is a provider of administrative software, Internet core technologies, and derivative software application products through its distribution network. VCSY’s main administrative software product is emPath™, which is developed and distributed by NOW Solutions, Inc., the Company’s wholly-owned subsidiary. emPath™ is a payroll and human resources software application, which consists of a fully secure web based HRMS suite as well as a Software-as-a-Service (SaaS) solution.  VCSY’s primary Internet core technologies include SiteFlashTM and the Emily™ XML Scripting Language, which can be used to build web services.  Information on VCSY and its products can be obtained on the World Wide Web at www.vcsy.com.

Vertical Computer Systems, Inc.
(972) 437-5200
PRinfo@vcsy.com

Source: Vertical Computer Systems, Inc.